Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 19, 2022, with respect to the financial statements of PlaySight Interactive Ltd. contained in the Form 8-K/A. We consent to the use of the aforementioned report in the Form 8-K/A.

/s/ Halperin Ilanit
Certified Public Accountants (Isr.)

Tel-Aviv, Israel
May 2, 2022